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							OMB Number:3235-0145
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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. *)

				American Locker Group Incorporated
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						  027284108
						(CUSIP Number)

						July 9, 1999
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/___/	Rule 13d-1(b)
					/XXX/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)			Page 1 of 12

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CUSIP No. 027284108						Page 2 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Avocet Capital Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				105,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						105,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	105,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.2
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN and IA
----------------------------------------------------------------

CUSIP No. 027284108						Page 3 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Avocet Investment Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				105,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						105,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	105,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.2
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 027284108						Page 4 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	GWL Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Louisiana
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				105,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						105,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	105,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.2
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 027284108						Page 5 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	GWL Management, L.L.C.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				105,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						105,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	105,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.2
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------

CUSIP No. 027284108						Page 6 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Loewenbaum & Company Inc.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Louisiana
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				5,000
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						5,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	5,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.2
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO
----------------------------------------------------------------

CUSIP No. 027284108						Page 7 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	The Waterproof Partnership, Ltd.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				2,000
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						2,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.1
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 027284108						Page 8 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Walter Loewenbaum II
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				16,200
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				112,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				16,200
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						112,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	128,300
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.1
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 027284108				13G			Page 9 of 12 Pages

ITEM 1.

     (a)	The name of the issuer is American Locker Group Incorporated (the
"Issuer").

     (b)	The principal executive office of the Issuer is located at 608
Allen Street, Jamestown, NY 14701.

ITEM 2.

     (a)	The name of the person(s) filing this statement are Avocet
Capital Management, L.P., a Delaware limited partnership ("ACM"); Avocet Investment Partners, L.P., a Delaware limited partnership ("AIP"); GWL Partners, L.P., a Delaware limited partnership ("GWL"); GWL Management, L.L.C., a Delaware limited liability company ("LLC"); Loewenbaum & Company, Inc., a Texas corporation ("LCI"); The Waterproof Partnership, Ltd., a Louisiana limited partnership ("WP"); and G. Walter Loewenbaum II, a citizen of the United States of America ("Loewenbaum") (collectively, the "Filers").

     (b)	The principal business office of the Filers is located at 111
Congress Ave., Suite 1600, Austin, TX 78701.

     (c)	See Item 2(a).  ACM is the investment adviser and the general partner of AIP, which is an investment limited partnership. GWL is the general partner of ACM. LLC is the general partner of GWL. Loewenbaum is the manager of LLC. Loewenbaum is the general partner of WP, which is a family investment partnership. Loewenbaum is the controlling shareholder of LCI.

     (d)	This statement relates to shares of common stock of the Issuer
(the "Stock").

     (e)	The CUSIP number of the Stock is 027284108.

CUSIP No. 027284108				13G			Page 10 of 12 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 027284108				13G			Page 11 of 12 Pages

ITEM 4.  OWNERSHIP

			Aggregate
			Beneficially
			Owned			Voting Power		Dispositive Power
Name			Number	Percent	Sole		Shared	Sole		Shared

ACM			105,100	4.2		-0-		105,100	-0-		105,100
AIP			105,100	4.2		-0-		105,100	-0-		105,100
GWL			105,100	4.2		-0-		105,100	-0-		105,100
LLC			105,100	4.2		-0-		105,100	-0-		105,100
LCI			  5,000	0.2		-0-		  5,000	-0-		  5,000
WP			  2,000	0.1		-0-		  2,000	-0-		  2,000
Loewenbaum		128,300	5.1		16,200	112,100	16,200	112,100

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ACM is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

CUSIP No. 027284108				13G			Page 12 of 12 Pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:	July 15, 1999

AVOCET CAPITAL MANAGEMENT, L.P.		AVOCET INVESTMENT PARTNERS, L.P.

By: GWL Partners, L.P.				By: Avocet Capital Management, L.P.
    General Partner					    General Partner

  By: GWL Management, L.L.C.			  By: GWL Partners, L.P.
      General Partner					 General Partner

	By: G. Walter Loewenbaum II	   By: GWL Management, L.L.C.
								    General Partner
	    Manager
								    By: G. Walter Loewenbaum II
									   Manager

GWL PARTNERS, L.P.					GWL MANAGEMENT, L.L.C.

By:	GWL Management, L.L.C.			By: G. Walter Loewenbaum II
	General Partner						Manager

	By:	G. Walter Loewenbaum II		G. Walter Loewenbaum II
		Manager

LOEWENBAUM & COMPANY INC.				THE WATERPROOF PARTNERSHIP, LTD.

By:	G. Walter Loewenbaum II			By:	G. Walter Loewenbaum II
	President							General Partner
CJR\5240\005\1053944.01